PRESS RELEASE

04-04
FOR IMMEDIATE RELEASE

Contacts:	James Haddox, CFO Reba Reid 713-629-7600	Ken Dennard / ksdennard@drg-e.com Lisa Elliott / lelliott@drg-e.com DRG&E / 713-529-6600

Quanta Services Revises First Quarter Outlook

HOUSTON — April 26, 2004 — Quanta Services, Inc. (NYSE: PWR) today announced that after review of operating results, it has revised its loss per share estimate for the first quarter ended March 31, 2004. The first quarter was impacted by adverse weather conditions, project delays and increased costs. The first quarter loss is now expected to range from $0.10 to $0.11 per share, down from prior guidance that ranged between a $0.04 to $0.07 loss per share. Actual first quarter results will be released during the week of May 3, 2004.

     The Quanta management team will hold a conference call Tuesday, April 27, 2004 at 9:00 a.m. eastern time to discuss the revised first quarter estimate. To participate in the call, dial (303) 262-2130 approximately ten minutes before the call begins and request the Quanta Services conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible for one week. To access the replay, dial (303) 590-3000 using a pass code of 578149.

     Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.quantaservices.com. To listen to the live call on the web, please visit the company’s web site at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live web cast, an archive will be available shortly after the call.

     Quanta Services, Inc. is a leading provider of specialized contracting services, delivering end-to-end network solutions for electric power, telecommunications and cable television. The company’s comprehensive services include designing, installing, repairing and maintaining network infrastructure nationwide.

This press release contains various forward-looking statements and information, including management’s expectations of its loss per share estimate for the first quarter of 2004. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions including, among other matters, future growth in the electric utility and telecommunications outsourcing industry, and the ability of Quanta to complete acquisitions and to effectively integrate the operations of acquired companies, as well as general risks related to the industries in which Quanta operates. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. For a discussion of the risks, investors are urged to refer to the Company’s reports filed under the Securities Exchange Act of 1934.

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